Exhibit 10.3
AGREEMENT
     THIS AGREEMENT dated this 1st day of November, 2006, is between Tesoro Corporation, a Delaware corporation, whose address is 300 Concord Plaza Drive, San Antonio, Texas 78216 (hereinafter “Tesoro”) and Bruce A. Smith, whose address is 400 Elizabeth Road, San Antonio, Texas 78209 (hereinafter “Smith”).
     WHEREAS, Smith has been instrumental in selecting and coordinating the purchase of the art and artifacts used at Tesoro’s corporate headquarters (the “Art”). The Art, subject to this Agreement is attached hereto as Exhibit “A” and incorporated herein for all purposes, has been purchased for the benefit of guests and employees at the Tesoro corporate headquarters, reflecting Smith’s taste and experience.
     AND WHEREAS, Tesoro would like to grant Smith the option to purchase the Art pursuant to the terms and conditions of this Agreement.
     NOW THEREFORE, in order to accomplish the purposes of the Parties as set forth herein, the Parties agree as follows.
1.	If Tesoro decides to sell any of the Art while Smith is still employed by Tesoro, prior to offering any of the Art for sale, Tesoro shall notify Smith in writing of Tesoro’s intention to sell, and Smith shall have ten (10) days after receipt of such notice in which to elect to purchase the Art offered for sale for the Purchase Price reflected on Exhibit “A” for the specific piece of Art. If Smith elects to purchase any of the Art, he shall notify Tesoro in writing on or before the expiration of the 10th day after receipt of such notice and pay the Purchase Price as reflected, together with any applicable sales tax, to Tesoro. Upon receipt of the Purchase Price, Tesoro shall deliver the Art to Smith. If Smith does not elect to purchase such Art, Tesoro is free of any obligation to Smith and may sell or dispose of such Art as it sees fit.

2.	If Smith’s employment with Tesoro terminates for any reason, Smith shall have the option for a period of thirty (30) days following his termination, in which to elect to purchase any or all of the Art at the Purchase Price(s) reflected on Exhibit “A” for the specific pieces of Art that Smith elects to purchase. If Smith elects to purchase any or all of the Art, Smith shall notify Tesoro in writing of his election to purchase such Art on or before the expiration of the 30th day following his termination and pay to Tesoro the Purchase Price(s) reflected on Exhibit “A” for the specific pieces of Art that Smith elects to purchase, together with any applicable sales tax. Upon receipt of the Purchase Price, Tesoro shall deliver such Art to Smith. If Smith does not elect to purchase a specific piece of Art, Tesoro is free of any obligation to Smith and may sell or dispose of such Art as it sees fit.

In addition, in consideration of Smith’s many and valuable contributions to Tesoro and its shareholders, Smith shall have the option to acquire for Zero Dollars ($0.00) full ownership of three soapstone sculptures of Inuit subject matter currently at Tesoro’s corporate headquarters.

3.	Tesoro is under no obligation to preserve or maintain the Art, nor shall Tesoro be liable to Smith for any risk of loss or damage to the Art.

4.	This Agreement comprises the full and complete agreement of the parties with respect to the matters set forth herein, and supersedes and cancels all prior communications, understandings and agreements between the parties hereto, whether written or oral, expressed or implied.

5.	In the event of any ambiguity in the interpretation of any of the terms or conditions of this Agreement, such ambiguity shall not be resolved for or against any party on the basis that such party did or did not author the same.

6.	This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.
     UNDERSTOOD AND AGREED to this 1st day of November, 2006.

TESORO CORPORATION

By:	/s/ Charles S. Parrish

Charles S. Parrish
Senior Vice President,
General Counsel and Secretary

/s/ Bruce A. Smith

Bruce A. Smith

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